EXHIBIT 99.1

Investor Relations contact: Jeffrey P. Harris Tel: 415-278-7933 investor_relations@gymboree.com Media Relations contact: Jamie Falkowski Tel: 415-278-7942 media_relations@gymboree.com

The Gymboree Corporation Reports Fourth Quarter and Full Year 2007 Results

San Francisco, Calif., March 12, 2008 - The Gymboree Corporation (NASDAQ: GYMB) today reported consolidated financial results for the fourth fiscal quarter and full year ended February 2, 2008.

Fourth Fiscal Quarter Ended February 2, 2008

For the fourth fiscal quarter, net sales were $278.4 million, an increase of 16% compared to $241.0 million in net sales for the 14-week fourth fiscal quarter of the prior year. As previously reported, comparable store sales for the quarter increased 10% over the fourth quarter of last year.

Gross profit for the fourth fiscal quarter of 2007 increased 12% to $134.1 million or 48.2% of sales compared to $120.2 million or 49.9% of sales for the 14-week fourth fiscal quarter of 2006. As anticipated, gross profit rates were impacted by lower average selling prices, the absence of an additional selling week in 2007 as well as a smaller favorable fourth quarter inventory shrink adjustment arising from the Company’s year-end physical inventory when compared to the prior year.

SG&A expense for the fourth quarter was $90.3 million or 32.4% of sales, compared to $82.2 million or 34.1% of sales in the comparable quarter of the prior year. Excluding the net impact of the non-cash catch-up adjustment for stock-based compensation discussed below, SG&A as a percentage of sales fell 280 basis points to 31.3%. The decrease in SG&A as a percentage of sales was the result of a number of factors including the settlement costs associated with a class action lawsuit in the fourth quarter of 2006, leverage of store compensation, lower in-store marketing and reduced travel expenses.

In the fourth fiscal quarter of 2007, the Company recorded a one-time catch-up adjustment of $0.06 per diluted share or $1.8 million after tax related to the accounting for stock-based compensation. The non-cash charge was due to a correction in the amortization method the Company used to recognize expense on performance-based restricted stock awards granted in fiscal 2007. Such performance-based restricted stock awards are required to be amortized on an accelerated basis compared to the straight-line method the Company had used during the first three quarters of fiscal 2007 and disclosed in previous filings. Since the amounts were not material to the results of any prior quarter of fiscal 2007, the adjustment was recorded in the fourth quarter.

Income from continuing operations for the fourth quarter of fiscal 2007 was $0.93 per diluted share, compared to income from continuing operations of $0.82 per diluted share for the same period last year. Excluding the stock-based compensation adjustment described above, and a $0.02 benefit resulting from the Company’s year-end inventory shrink adjustment, income from continuing operations increased to $0.97 per diluted share.

As previously discussed, prior year results for the fourth fiscal quarter of 2006 were impacted by the following items:

•	Income from continuing operations increased by approximately $0.05 per diluted share due to the addition of the fifty-third week in the prior year;

•
Income tax expense from continuing operations in 2006 was reduced $1.7 million ($0.05 per diluted share) due to the expected utilization of certain state net operating loss carryforwards (NOLs) as a result of the Company’s significant earnings improvement; and

•	Favorable year-end shrink results provided approximately $2.1 million ($0.04 per diluted share) of incremental income from continuing operations.

Excluding the impact of the items discussed above, income from continuing operations increased 43% to $0.97 per diluted share in the fourth fiscal quarter of 2007 compared to income from continuing operations of $0.68 per diluted share in the fourth fiscal quarter of the prior year. Please refer to Exhibit B “Reconciliation of Certain Items Affecting Comparability”.

Fiscal Year 2007 Ended February 2, 2008

Net sales for the 52-week period ended February 2, 2008, were $920.8 million, an increase of 16% compared to net sales of $791.6 million for the 53 weeks of the prior fiscal year. Comparable store sales for fiscal 2007 increased 7% over the corresponding period of the prior year.

For the full fiscal year ended February 2, 2008, income from continuing operations was $80.3 million or $2.67 per diluted share, compared to income from continuing operations of $71.2 million or $2.15 per diluted share for the same period last year. Full year 2007 results also include a loss of $0.11 per diluted share related to the Company’s new Crazy 8 concept.

The Company opened 95 new stores during the fiscal year consisting of 28 Gymboree stores, 40 Gymboree Outlet stores, 13 Janie and Jack shops and 14 Crazy 8 stores.

•	Year-over-year, gross profit increased 15%. The Company expects additional merchandise margin improvement during fiscal 2008 as a result of its continuing product cost reduction strategies.

•
Year-over-year SG&A expense as a percentage of sales decreased by approximately 120 basis points due to improved leveraging of corporate compensation (excluding stock-based compensation), lower professional service fees and reduced depreciation, partially offset by higher marketing costs. The Company continues to expect modest SG&A leverage before the effect of incremental marketing expenditures in fiscal 2008.

•
Fiscal 2007 operating income as a percentage of sales increased over 70 basis points to 14.1% of sales. The Company continues to focus on a long-term goal of generating operating margins of 15% or better.

•	Cash and investments at the end of fiscal 2007 were approximately $33 million. The Company does not currently own any investments in Auction-Rate Securities.

•
Merchandise inventories at the end of fiscal 2007 increased by approximately 15% to $120 million versus $104 million in the prior year. On a per square foot basis, inventories were down approximately 1% compared to the prior year.

Fiscal 2008 Business Outlook

For the first quarter of fiscal year 2008, the Company continues to plan for low single digit comparable store sales growth. For the full fiscal year 2008, the Company also plans for low single digit comparable store sales growth.

In the coming year, the Company plans to open a minimum of 100 new stores, consisting of 20 Gymboree stores, 40 Gymboree Outlet stores, 20 Janie and Jack shops and 20 Crazy 8 stores.

The Company continues to expect income for the first fiscal quarter of 2008 to be in the range of $0.73 to $0.75 per diluted share. For the full fiscal year 2008, the Company estimates that its income will be in the range of $3.00 to $3.05 per diluted share assuming an average diluted share count of 29 million. Full year fiscal 2008 earnings expectations include an estimated loss relating to the Crazy 8 concept in the range of $0.07 to $0.09 per diluted share.

Management Presentation

The live broadcast of the discussion of fourth quarter and full fiscal year 2007 financial results will be available to interested parties at 1:30 p.m. PT (4:30 p.m. ET) on Wednesday, March 12, 2008. To listen to the live broadcast over the internet, please log on to www.gymboree.com, click on “Our Company” at the bottom of the page, go to “Investor and Media Relations” and then “Conference Calls, Webcasts & Presentations.” A replay of the call will be available two hours after the broadcast through midnight PT, Wednesday, March 19, 2008, at 800-642-1687 passcode 32810029.

About The Gymboree Corporation

The Gymboree Corporation’s specialty retail brands offer unique, high-quality products delivered with personalized customer service. As of March 1, 2008, the Company operated a total of 790 retail stores: 597 Gymboree® stores (565 in the United States, 30 in Canada and 2 in Puerto Rico), 86 Gymboree Outlet stores, 93 Janie and Jack® shops and 14 Crazy 8™ stores in the United States. The Company also operates online stores at www.gymboree.com, www.janieandjack.com and www.crazy8.com, and offers directed parent-child developmental play programs at 559 franchised and Company-operated centers in the United States and 28 other countries.

Forward-Looking Statements

The financial information for the fourth quarter and fiscal year ended February 2, 2008 are un-audited and subject to quarter-end and year-end adjustment, and could differ materially from the financial information indicated. The foregoing paragraphs contain forward-looking statements relating to the Gymboree Corporation’s anticipated sales growth and future financial performance. These are forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. Actual results could vary materially as a result of a number of factors, including the price of our stock and stock market conditions as well as other factors which may affect our future performance, including customer reactions to new merchandise, service levels and new concepts, success in meeting our delivery targets, the level of our promotional activity, our gross margin achievement, our ability to appropriately manage inventory, general economic conditions, effects of future embargos from countries used to source product, and competitive market conditions. Other factors that may cause actual results to differ materially include those set forth in the reports that we file from time to time with the Securities and Exchange Commission, including our annual report on Form 10-K for the year ended February 3, 2007. These forward-looking statements reflect The Gymboree Corporation's expectations as of March 12, 2008. The Gymboree Corporation undertakes no obligation to update the information provided herein.

Gymboree and Janie and Jack are registered trademarks of The Gymboree Corporation. Crazy 8 is a trademark of The Gymboree Corporation.

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EXHIBIT A
THE GYMBOREE CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share and operating data)
(Unaudited)

	13 Weeks Ended Feb. 2, 2008	14 Weeks Ended Feb. 3, 2007	52 Weeks Ended Feb. 2, 2008	53 Weeks Ended Feb. 3, 2007
Net sales:
Retail	$275,266	$238,506	$909,410	$781,172
Play & Music	3,162	2,510	11,404	10,466
Total net sales	278,428	241,016	920,814	791,638
Cost of goods sold, including
buying and occupancy expenses	(144,359)	(120,776)	(478,020)	(407,180)
Gross profit	134,069	120,240	442,794	384,458
Selling, general and administrative expenses	(90,305)	(82,230)	(312,549)	(278,294)
Operating income	43,764	38,010	130,245	106,164
Other income	753	2,613	3,199	6,642
Income from continuing operations, before income taxes	44,517	40,623	133,444	112,806
Income tax expense	(17,738)	(13,846)	(53,113)	(41,655)
Income from continuing operations, net of tax	26,779	26,777	80,331	71,151
Loss from discontinued operations, net of tax	-	(2,371)	-	(10,901)
Net income	$26,779	$24,406	$80,331	$60,250

Basic per share amounts:
Income from continuing operations, net of tax	$0.98	$0.86	$2.79	$2.25
Loss from discontinued operations, net of tax	-	(0.08)	-	(0.34)
Net income	$0.98	$0.78	$2.79	$1.90

Diluted per share amounts:
Income from continuing operations, net of tax	$0.93	$0.82	$2.67	$2.15
Loss from discontinued operations, net of tax	-	(0.07)	-	(0.33)
Net income	$0.93	$0.75	$2.67	$1.82

Weighted average shares outstanding:
Basic	27,304	31,195	28,797	31,647
Diluted	28,818	32,630	30,033	33,099

Operating Data:
Stores Open at the Beginning of the Period	773	692	698	642
New Stores	16	12	95	63
Closed Stores	(3)	(6)	(7)	(7)
Stores Open at the End of the Period	786	698	786	698

Gross Store Square Footage	1,513,000	1,311,000	1,513,000	1,311,000
Merchandise Inventories per Square Foot	$79	$80	$79	$80

Supplemental Financial Information
Depreciation/Amortization	$8,465	$7,247	$31,151	$28,769
Interest (Income)/Expense, net	$(338)	$(1,464)	$(2,430)	$(5,124)
Stock-based compensation	$7,575	$2,968	$16,380	$10,617

CONDENSED CONSOLIDATED BALANCE SHEETS (In thousands) (Unaudited)

	February 2, 2008	February 3, 2007
Current Assets
Cash and cash equivalents	$33,313	$27,493
Marketable securities	-	129,325
Accounts receivable	12,640	12,988
Merchandise inventories	119,523	104,293
Prepaid expenses and deferred taxes	23,748	19,621
Current assets of discontinued operations	-	126
Total current assets	189,224	293,846

Property and Equipment, net	185,357	150,251
Lease Rights, Deferred Taxes and Other Assets	22,603	10,111

Total Assets	$397,184	$454,208

Current Liabilities
Accounts payable	$52,915	$55,872
Accrued liabilities	70,282	66,334
Income tax payable	7,989	8,002
Current liabilities of discontinued operations	-	1,928
Total current liabilities	131,186	132,136

Long Term Liabilities
Deferred rent and other liabilities	57,703	46,345

Stockholders' Equity	208,295	275,727

Total Liabilities and Stockholders' Equity	$397,184	$454,208

EXHIBIT B
THE GYMBOREE CORPORATION RECONCILIATION OF CERTAIN ITEMS AFFECTING COMPARABILITY (Unaudited)

	13 Weeks Ended Feb. 2, 2008	14 Weeks Ended Feb. 3, 2007
Diiluted per share amounts:
Income from continuing operations, net of tax	$0.93	$0.82
Certain Items Affecting Comparability:
Estimated benefit from the 53rd Week	-	(0.05)
Benefit from state tax net operating loss carryforwards	-	(0.05)
Favorable year-end shrink adjustment	(0.02)	(0.04)
Net Impact from catch up entry for stock-based compensation for the
first three quarters of FY07	0.06	-
Income from continuing operations, net of tax, adjusted for	$0.97	$0.68
certain items affecting comparability